Exhibit 99.1

DIAMOND S SHIPPING INC. REPORTS THIRD QUARTER 2019 RESULTS

Greenwich, CT, USA, November 13, 2019. Diamond S Shipping Inc. (NYSE: DSSI) (“Diamond S”, or the “Company”), one of the largest publicly listed owners and operators of crude oil and product tankers, today announced results for the third quarter of 2019.

Highlights for the Third Quarter and Recent Events

-- Reported net loss attributable to Diamond S of $25.9 million, or net loss of $0.65 basic and diluted earnings per share (“EPS”), and Adjusted EBITDA (see Non-GAAP Measures section below) of $34.0 million. Excluding the loss on vessel sales of $18.3 million, the net loss was $7.6 million, or $0.19 per share.

-- Sold two 2008-built MR vessels, the Atlantic Aquarius and Atlantic Leo, generating approximately $11.3 million of liquidity before settlement of working capital. A non-cash write-off of $18.3 million was recognized in connection with the vessel sales.

-- Net debt at September 30, 2019 was $819.2 million implying a net debt to asset value leverage ratio of 48% based on most recent available broker valuations.

-- As of November 8, fixed 62% of Crude Fleet revenue days at $43,000 per day and 63% of Product Fleet revenue days at $13,500 per day in the fourth quarter of 2019.

Craig H. Stevenson Jr., President and CEO of Diamond S, commented: “While market conditions remained relatively soft in the third quarter, the sudden and dramatic rise in crude tanker rates suggests that the market was much tighter than rates implied. Diamond S is well positioned to generate substantial cash flow in a strong market due to the large size of our fleet, our high level of spot market exposure and our highly competitive breakeven costs. Crude tanker rates have stabilized at much higher levels, and we anticipate that product tanker rates will follow suit. We expect disruption and volatility across both segments as the industry makes its final preparations for IMO 2020 and believe that the regulation will be a catalyst for further improvements.”

Third Quarter 2019 Results

Net loss attributable to Diamond S for the third quarter of 2019 was $25.9 million, or $0.65 per basic and diluted share, compared to a net loss of $22.0 million, or $0.81 per basic and diluted share, in the third quarter of 2018. Excluding the impact of a loss on vessel sales of $18.3 million, net loss for the third quarter of 2019 was $7.6 million, or $0.19 per share. The decrease in net loss in the third quarter of 2019 is primarily related to an increase in the number of vessels as a result of the Merger1 and improved tanker market conditions in both the crude and product tanker segments.

The Company groups its business primarily by commodity transported and segments its fleet into a 16-vessel crude oil transportation fleet (the “Crude Fleet”) and a 50-vessel refined petroleum product transportation fleet (the “Product Fleet”). The Crude Fleet consists of 15 Suezmax vessels and one Aframax vessel. The Product Fleet consists of 44 medium range (“MR2”) vessels and 6 Handysize (“MR1”) vessels.

Net revenues for the Company, which represents voyage revenues less voyage expenses, were $81.6 million for the third quarter of 2019 compared to $39.6 million in the third quarter of 2018. Net revenues from the Crude Fleet were $23.3 million in the third quarter of 2019 compared to $14.7 million in the third quarter of 2018. Net revenues from the Crude Fleet increased due to the impact of four additional vessels acquired as part of the Merger1 and stronger market conditions in the third quarter of 2019 as compared to the third quarter of 2018 partially offset by higher than expected offhire primarily related to the installation of two exhaust gas cleaning systems, or scrubbers. Net revenues from the Product Fleet were $58.3 million in the third quarter of 2019 compared to $24.9 million in the third quarter of 2018. The increase in net revenues in the Product Fleet was driven by the additional 21 vessels acquired in the Merger1 partially offset by an increase in off-hire time primarily related to vessel sales, four drydockings and other repairs.

[1]	The Merger refers to the business combination of DSS Holdings L.P. and the crude and product tanker business of Capital Product Partners L.P. (“CPLP”) on March 27, 2019.

Vessel expenses were $41.8 million for the third quarter of 2019 compared to $27.0 million in the third quarter of 2018. Vessel expenses, which include crew costs, insurance, repairs and maintenance, lubricants and spare parts, technical management fees and other miscellaneous expenses, increased $14.8 million primarily due to the increase in the size of the fleet following the Merger1, net of the sale of the two MR vessels in the third quarter of 2019.

Depreciation and amortization expense was $28.8 million in the third quarter of 2019 compared to $22.3 million in the third quarter of 2018. The increase in depreciation and amortization expense was primarily due to the depreciation of the 25 vessels acquired in the Merger1, which was partially offset by the sale of two MR2 vessels in the fourth quarter of 2018, and two MR2 vessels in the third quarter of 2019.

General and administrative expenses were $7.6 million in the third quarter of 2019 compared to $3.7 million in the third quarter of 2018. The increase was due to higher legal and accounting professional fees related to regulatory filings and an increase in headcount required to maintain the infrastructure for public company reporting standards and vessel management of a larger fleet employed in the spot market.

Interest expense was $13.0 million in the third quarter of 2019 compared to $9.3 million in the third quarter of 2018. Interest expense increased in the third quarter of 2019 due to an increase in debt borrowings as a result of financing the 25 vessels acquired in the Merger1.

Other income was $0.5 million, which consists primarily of interest income, was unchanged in the third quarter of 2019 compared to the third quarter of 2018.

Liquidity

As of September 30, 2019, the Company had $81.1 million in cash and restricted cash. Restricted cash and minimum cash required by debt covenants was $55.5 million. The Company also had $5.5 million in available lines of credit as of September 30, 2019.

Outlook

Fourth quarter earnings thus far have improved compared to the third quarter, particularly for the Crude Fleet. Temporary sanctions impacting a large number of vessels led to a spike in rates for available ships in the market. Diamond S was able to capitalize on a number of available voyages before the market corrected to above seasonal levels. As of November 8, approximately 62% of the Crude Fleet revenue days have been fixed at $43,000 per day. While the Product Fleet during the fourth quarter has been impacted by seasonal refinery turnarounds, we expect rates to improve given the high correlation between crude and product tanker rates. As of November 8, approximately 63% of the Products Fleet revenue days have been fixed at $13,500 per day.

Looking forward, the Company anticipates further disruptions that we expect to impact available tanker supply. These include disruptions relating to the implementation of new limits of sulfur emissions that come into effect on January 1, 2020 and potential disruptions related to exogenous geopolitical events. The orderbook across all tanker segments is at relatively low levels and is not expected to disrupt the thin balance between supply and demand that can result in heightened volatility and occasional rapid increase in daily vessel rates. The demand outlook is also constructive as oil production is increasing in areas geographically distant from areas with increasing oil demand, creating incremental demand for seaborne transportation. The Company believes that its Crude Fleet and Product Fleet both offer very favorable exposure to these dynamics and that it is well positioned to generate substantial earnings in a strong rate environment due to its competitive breakeven levels.

Conference Call

The Company will hold a conference call on November 13, 2019 at 8:00 a.m. Eastern Daylight Time to discuss its results for the third quarter of 2019.

To access the call, participants should dial +1 866 211-4137 for domestic callers and +1 647 689-6723 for international callers. Participants are encouraged to dial in ten minutes prior to the call. Please enter passcode 4225538.

A live webcast of the conference call will be available from the Company’s website at www.diamondsshipping.com.

An audio replay of the conference call will be available starting at 11 a.m. EDT on Wednesday, November 13, 2019 through Wednesday, November 20, 2019 by dialing in +1 800 585-8367 or +1 416 621-4642 and entering the passcode 4225538.

About Diamond S Shipping Inc.

Diamond S Shipping Inc. (NYSE: DSSI) owns and operates 66 vessels on the water, including 15 Suezmax vessels, one Aframax and 50 medium-range (MR) product tankers. Diamond S is one of the largest energy shipping companies providing seaborne transportation of crude oil, refined petroleum and other petroleum products. The Company is headquartered in Greenwich, CT. More information about Diamond S can be found at www.diamondsshipping.com.

Disclosure Regarding Forward-Looking Statements

Matters discussed in this press release may constitute forward-looking statements including statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions. Although management believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond the Company’s control, there can be no assurance that the Company will achieve or accomplish these expectations, beliefs or projections. Some of the factors that could cause our actual results or conditions to differ materially include unforeseen liabilities; future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the Company’s operations; risks relating to the integration of assets or operations of entities that it has or may in the future acquire and the possibility that the anticipated synergies and other benefits of such acquisitions may not be realized within expected timeframes or at all; the failure of counterparties to fully perform their contracts with the Company; the strength of world economies and currencies; general market conditions, including fluctuations in charter rates and vessel values; changes in demand for tanker vessel capacity; changes in the Company’s operating expenses, including bunker prices; drydocking and insurance costs; the market for the Company’s vessels; availability of financing and refinancing; charter counterparty performance; ability to obtain financing and comply with covenants in such financing arrangements; changes in governmental rules and regulations or actions taken by regulatory authorities; potential liability from pending or future litigation; general domestic and international political conditions; potential disruption of shipping routes due to accidents or political events; vessels breakdowns and instances of off-hires; and other factors. Please see the Company's filings with the SEC for a more complete discussion of certain of these and other risks and uncertainties. The Company undertakes no obligation, and specifically declines any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Inquiries:

Tel: +1-212-517-0810

E-mail: IR@diamondsshipping.com

DIAMOND S SHIPPING INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
as of September 30, 2019 and December 31, 2018

(In Thousands, except for share and per share data)

(Unaudited)

	September 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$75,559	$83,054
Due from charterers – Net of provision for doubtful accounts of $1,812 and $1,962, respectively	55,284	42,637
Inventories	29,756	20,880
Prepaid expenses and other current assets	13,107	3,731
Total current assets	173,706	150,302

Noncurrent assets:
Vessels – Net of accumulated depreciation of $527,567 and $479,532, respectively	1,890,392	1,454,286
Other property – Net of accumulated depreciation of $671 and $458, respectively	690	756
Deferred drydocking costs – Net of accumulated amortization of $15,996 and $14,573, respectively	37,112	33,287
Deferred financing costs – Net	—	169
Restricted cash	5,544	5,104
Time charter contracts acquired – Net of accumulated amortization of $1,539 and $1,733, respectively	5,761	93
Other noncurrent assets	4,218	5,858
Total noncurrent assets	1,943,717	1,499,553
Total	$2,117,423	$1,649,855

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$122,884	$97,315
Accounts payable and accrued expenses	50,068	25,316
Deferred charter hire revenue	3,210	3,622
Derivative liabilities	1,746	630
Total current liabilities	177,908	126,883

Long-term debt – Net of deferred financing costs of $11,063 and $7,147, respectively	760,814	542,226
Other noncurrent liabilities	750	—
Derivative liabilities	1,235	900
Total liabilities	940,707	670,009

Shareholders’ Equity:
Partners’ contributions	—	994,771
Common stock, par value $0.001; 100,000,000 shares authorized; issued and outstanding 39,890,698 shares at September 30, 2019	40	—
Additional paid-in capital	1,236,299	2,558
Accumulated other comprehensive income	891	4,387
Accumulated deficit	(94,685)	(56,477)
Total Diamond S Shipping Inc. shareholders’ equity	1,142,545	945,239
Noncontrolling interests	34,171	34,607
Total equity	1,176,716	979,846
Total	$2,117,423	$1,649,855

DIAMOND S SHIPPING INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
for the Three and Nine Months Ended September 30, 2019 and 2018

(In Thousands, except for share and per share data)
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue:
Spot revenue	$120,954	$83,646	$348,747	$254,992
Time charter revenue	20,572	4,476	44,730	13,248
Pool revenue	—	—	—	2,846
Voyage revenue	141,526	88,122	393,477	271,086

Operating expenses:
Voyage expenses	59,968	48,539	167,441	140,043
Vessel expenses	41,799	26,982	108,976	83,124
Depreciation and amortization expense	28,763	22,273	79,962	66,385
Loss on sale of vessels	18,344	—	18,344	—
General and administrative expenses	7,566	3,745	21,174	12,021
Total operating expenses	156,440	101,539	395,897	301,573
Operating loss	(14,914)	(13,417)	(2,420)	(30,487)
Other (expense) income:
Interest expense	(13,021)	(9,345)	(35,813)	(27,073)
Other income	492	477	1,393	1,219
Total other expense – Net	(12,529)	(8,868)	(34,420)	(25,854)
Net loss	(27,443)	(22,285)	(36,840)	(56,341)
Less: Net loss attributable to noncontrolling interest(1)	(1,548)	(263)	(1,416)	(1,016)
Net loss attributable to Diamond S Shipping Inc.	$(25,895)	$(22,022)	$(35,424)	$(55,325)

Net loss per share – basic	$(0.65)	$(0.81)	$(0.99)	$(2.04)
Net loss per share – diluted	$(0.65)	$(0.81)	$(0.99)	$(2.04)

Weighted average common shares outstanding – basic	39,890,698	27,165,696	35,835,477	27,165,696
Weighted average common shares outstanding – diluted	39,890,698	27,165,696	35,835,477	27,165,696

(1)	The Company is a 51% owner in NT Suez Holdco LLC (“NT Suez”), a joint venture that owns two Suezmax vessels. The Company also performs commercial, technical and administrative services for this joint venture. In accordance with U.S. GAAP, the Company consolidates 100% of NT Suez’s results.

DIAMOND S SHIPPING INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows
for the Nine Months Ended September 30, 2019 and 2018
(In Thousands)

(Unaudited)

	For the Nine Months Ended September 30,
	2019	2018
Cash flows from Operating Activities:
Net loss	$(36,840)	$(56,341)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	79,962	66,385
Loss on sale of vessels	18,344	—
Amortization of deferred financing costs	3,106	2,197
Amortization of time charter hire contracts acquired	1,632	180
Amortization of the realized gain from recouponing swaps	(2,045)	(162)
Stock-based compensation expense	2,162	—
Changes in assets and liabilities	(11,723)	10,666
Cash paid for drydocking	(12,685)	(17,403)
Net cash provided by operating activities	41,913	5,522

Cash flows from Investing Activities:
Acquisition costs, net of cash acquired of $16,568	(292,683)	—
Transaction costs	(18,930)	(214)
Proceeds from sale of vessels	31,800	—
Payments for vessel additions and other property	(11,238)	(4,666)
Net cash used in investing activities	(291,051)	(4,880)

Cash flows from Financing Activities:
Borrowings on long-term debt	300,000	—
Principal payments on long-term debt	(86,604)	(55,779)
Borrowings on revolving credit facilities	61,000	25,000
Repayments on revolving credit facilities	(26,323)	—
Cash received from recouponing swaps	—	6,813
Proceeds from partners’ contributions in subsidiaries	980	49
Payments for deferred financing costs	(6,970)	(496)
Net cash provided by (used in) financing activities	242,083	(24,413)
Net decrease in cash, cash equivalents and restricted cash	(7,055)	(23,771)
Cash, cash equivalents and restricted cash – Beginning of period	88,158	96,041
Cash, cash equivalents and restricted cash – End of period	$81,103	$72,270

Supplemental disclosures:
Cash paid for interest	$35,206	$24,346
Common stock issued to CPLP	$236,848	$—
Unpaid transaction costs in Accounts payable and accrued expenses at the end of the period	$154	$—
Unpaid vessel additions in Accounts payable and accrued expenses at the end of the period	$4,604	$—

DIAMOND S SHIPPING INC. AND SUBSIDIARIES

Other Operating Data

(Unaudited)

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2019		2018		2019		2018
	Crude Fleet	Product Fleet	Crude Fleet	Product Fleet	Crude Fleet	Product Fleet	Crude Fleet	Product Fleet
Time Charter TCE per day(1)	$26,134	$14,409	$-	$16,228	$26,127	$14,510	$-	$16,224
Spot TCE per day(2)	18,174	12,714	13,383	7,729	17,966	13,356	12,704	9,919
Total TCE per day(2)	$18,938	$13,139	$13,383	$8,518	$18,439	$13,610	$12,704	$10,511
Vessel expenses per day(3)	$7,139	$6,503	$6,898	$6,394	$6,889	$6,537	$7,242	$6,617
Revenue days(4)	1,337	4,445	1,099	2,961	3,854	11,706	3,232	8,695
Operating days(4)	1,472	4,751	1,104	3,036	4,024	12,719	3,276	9,009

(1)	Time charter equivalent (“TCE”) revenue represents voyage revenues, which commence at the time a vessel departs its last discharge port and end at the time the discharge of cargo at the next discharge port is complete, less voyage expenses incurred over such time. TCE rates are a non-GAAP measure, generally used in the shipping industry, used to compare revenue generated from voyage charters to revenue generated from time charters. TCE rates assist the Company’s management in making decisions regarding the deployment and use of its vessels and in evaluating the financial performance of vessels under commercial management. See Non-GAAP Measures below.
(2)	Revenues are derived on a discharge-to-discharge basis less voyage expenses which primarily consist of fuel costs and port charges incurred over the same period.
(3)	The vessel operating expenses primarily consist of crew wages and associated costs, insurance premiums, lubricants and spare parts, technical management fees and repair and maintenance costs and excludes nonrecurring items.
(4)	Operating days include the calendar days in the period of owned vessels. Revenue days represent operating days less technical off-hire and drydocking.

Non-GAAP Measures

To supplement the Company’s financial information presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”), management uses certain “non-GAAP financial measures” as such term is defined in Regulation G promulgated by the Securities and Exchange Commission (the “SEC”). Generally, a non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flows that excludes or includes amounts that are included in, or excluded from, the most directly comparable measure calculated and presented in accordance with GAAP. Management believes the presentation of these measures provides investors with greater transparency and supplemental data relating to the Company’s financial condition and results of operations, and therefore a more complete understanding of factors affecting its business than GAAP measures alone.

TCE revenue, TCE per day, earnings before interest, taxes, depreciation and amortization (“EBITDA”), and EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance (“Adjusted EBITDA”) are non-GAAP financial measures that the Company believes provide investors with a means of evaluating and understanding how the Company’s management evaluates the Company’s operating performance. These non-GAAP financial measures should not be considered in isolation from, as substitutes for, nor superior to financial measures prepared in accordance with GAAP. Please see below for reconciliations of TCE revenue, TCE per day, EBITDA and Adjusted EBITDA.

Reconciliation of Voyage Revenue to TCE per Day

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2019		2018		2019		2018
	Crude Fleet	Product Fleet	Crude Fleet	Product Fleet	Crude Fleet	Product Fleet	Crude Fleet	Product Fleet
Voyage revenue	$46,222	$95,304	$29,547	$58,575	$133,105	$260,372	$90,196	$180,890
Voyage expense	(22,919)	(37,049)	(14,845)	(33,694)	(64,383)	(103,058)	(49,272)	(90,771)
Amortization of time charter contracts acquired	581	179	-	61	1,181	449	-	181
Off-hire bunkers in voyage expenses	408	622	-	281	619	1,278	137	1,092
Load-to-discharge/Discharge-to-discharge	1,037	(648)	-	-	536	295	-	-
Revenue from sold vessels	-	(5)	-	-	-	(25)	-	-
TCE Revenue (000s)	$25,329	$58,403	$14,702	$25,223	$71,058	$159,310	$41,061	$91,392
Operating days	1,472	4,751	1,104	3,036	4,024	12,719	3,276	9,009
Off-hire/Dry Docking days	135	306	5	75	170	1,014	44	314
Revenue days	1,337	4,445	1,099	2,961	3,854	11,706	3,232	8,695
TCE per day	$18,938	$13,139	$13,383	$8,518	$18,439	$13,610	$12,704	$10,511

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

EBITDA represents net income/(loss) before interest expense, income taxes and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA are presented to provide investors with meaningful additional information that management uses to monitor ongoing operating results and evaluate trends over comparative periods. EBITDA and Adjusted EBITDA do not represent, and should not be considered a substitute for, net income/(loss) or cash flows from operations determined in accordance with GAAP. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results reported under GAAP. Some limitations are:

▪	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
▪	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and
▪	EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt.

While EBITDA and Adjusted EBITDA are frequently used by companies as a measure of operating results and performance, neither of those items as prepared by the Company is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net loss, as reflected in the consolidated statements of operations, to EBITDA and Adjusted EBITDA:

(in thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
Net loss	$(27,443)	$(22,285)	$(36,840)	$(56,341)
Interest expense, net	12,529	8,868	34,420	25,854
Operating income	(14,914)	(13,417)	(2,420)	(30,487)
Depreciation and amortization	28,763	22,273	79,962	66,385
Noncontrolling interest	631	(694)	(1,395)	(1,806)
EBITDA	14,480	8,162	76,147	34,092
Fair value of TC amortization	760	61	1,632	180
Nonrecurring corporate expenses	387	(52)	2,057	168
Loss on sale of vessels	18,344	-	18,344	-
Adjusted EBITDA	$33,971	$8,171	$98,180	$34,440